                                                                      EXHIBIT 18


February 9, 2001


AGL Resources Inc.
817 Peachtree Street, N.E.
Suite 1000
Atlanta, Georgia 30308

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended December 31, 2000, of the facts relating to the change in accounting for certain natural gas inventories from last-in, first-out to weighted average cost. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of AGL Resources Inc. (the "Company"), that the accounting change described in your Form 10-Q is an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to September 30, 2000. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to September 30, 2000.

Yours truly,

/s/ Deloitte & Touche LLP

Atlanta, Georgia